UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 30, 2009
(Date of Earliest Event Reported)

Commission file number: 1-3203

CANAL CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	54-0166880
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1021 East Cary Street
Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 804-697-1000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

As previously reported, Canal Corporation (formerly operating as Chesapeake Corporation, the “Corporation”) and its U.S. operating subsidiaries filed voluntary petitions in the United States Bankruptcy Court for the Eastern District of Virginia in Richmond on December 29, 2008, seeking relief under the provisions of Chapter 11 of the United States Bankruptcy Code.  As of April 30, 2009, the Corporation completed the sale (the “Sale”) of its operating business to a group of investors, including affiliates of Irving Place Capital Management, L.P. and Oaktree Capital Management, L.P.  The Corporation and its operating subsidiaries currently are in the process of liquidation.

On June 30, 2009, Andrew J. Kohut, President & Chief Executive Officer, and Joel K. Mostrom, Executive Vice President & Chief Financial Officer, respectively, of the Corporation resigned as officers of the Corporation as contemplated by transition provisions of the Sale.  Mr. Kohut will continue to serve as a director of the Corporation.

On June 30, 2009, the Board of Directors of the Corporation appointed J. P. Causey Jr., age 66, as the Corporation’s Acting Chief Executive Officer.  Mr. Causey retains his positions as Executive Vice President, Secretary & General Counsel, in which capacities he has served since 2001.  Mr. Causey will not enter into any material plan, contract or arrangement with respect to his appointment as Acting Chief Executive Officer.

The Board of Directors of the Corporation has not appointed a successor to Mr. Kohut in the position of President of the Corporation.  The Board of Directors has authorized Mr. Causey to perform, until such time as the Board of Directors may fill such position, those acts that the Corporation’s President is authorized to perform.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CANAL CORPORATION
(Registrant)

Date: June 30, 2009	BY:	/s/ Kathryn L. Tyler
Kathryn L. Tyler
Vice President